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                                                                     Exhibit 8.1

                       [ROBERTS & HOLLAND LLP LETTERHEAD]

                                                               September 7, 1999

Southern Union Company 504 Lavaca Street Suite 800 Austin, Texas 78701

Gentlemen:

   Reference is made to the Registration Statement, on Form S-4 (the "Registration Statement"), intended to be filed by Southern Union Company with the Securities and Exchange Commission on September 10, 1999, and to the Proxy Statement/Prospectus which forms a part of the Registration Statement (the "Prospectus"). Any capitalized term used and not defined herein has the same meaning as under the Prospectus.

   We have participated in the preparation of the description set forth in the section of the Prospectus entitled "The Merger--Significant U.S. Federal Income Tax Consequences of the Mergers." Assuming the accuracy of all factual statements contained in the Prospectus, in our opinion, such description, insofar as it relates to the federal income tax consequences of the mergers to Southern Union, PEI, PG Energy and Honesdale, is correct in all material respects.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             /s/ Roberts & Holland, LLP